UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 14, 2016

PacWest Bancorp

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36408 (Commission File Number)	33-0885320 (IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California (Address of Principal Executive Office)	90212 (Zip Code)

(310) 887-8500
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   Other Events

PacWest Bancorp (the “Company”) is announcing that on March 14, 2016, Suzanne R. Brennan retired from her position as Chief Risk Officer of the Company and the Company’s wholly-owned bank subsidiary, Pacific Western Bank (the “Bank”). Following her retirement as Chief Risk Officer, Ms. Brennan will continue to work with the Company and the Bank as Executive Vice President, Risk Management as necessary to assist with the transition of her responsibilities through May 31, 2016.

Ms. Brennan is succeeded by Stanley R. Ivie, who joined the Company and assumed the roles of Executive Vice President and Chief Risk Officer of the Company and the Bank effective March 14, 2016. Prior to joining the Company, Mr. Ivie served as the Regional Director for the Federal Deposit Insurance Corporation’s (“FDIC”) San Francisco Region from April 2007 until March 2016 where he led approximately 550 employees and directed the FDIC’s supervision programs for risk management and depositor and consumer protection at over 500 insured depository institutions.  Previously, Mr. Ivie served as the Regional Director for the FDIC’s Dallas Region, where he guided the Region in recovering from Hurricane Katrina. Prior to becoming Regional Director for the Dallas Region, he served as the Deputy Director for the Division of Resolutions and Receiverships. As Deputy Director, he was responsible for executing the timely resolution of failing financial institutions throughout the nation. Prior to his appointment as Deputy Director, Mr. Ivie served as an Assistant Director for the Division of Resolutions and Receiverships in Washington, D.C. In this position, he was a principal advisor to the Director and was responsible for internal and external communications, strategic planning, policy, management reporting, public and governmental affairs, and international relations. Additionally, during 2004 and 2005, Mr. Ivie served as Interim Director for the Office of Public Affairs in Washington, D.C., a position he held concurrently with his Deputy Director position with the Division of Resolutions and Receiverships. In his public affairs capacity, Mr. Ivie managed the FDIC’s media office and administered its external web site. Mr. Ivie served on the Board of Directors for the Pacific Coast Banking School until January 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PacWest Bancorp

Date: March 14, 2016	By:	/s/ Kori L. Ogrosky
	Name:	Kori L. Ogrosky
	Title:	Executive Vice President, General Counsel & Corporate Secretary

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